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                                                                  Exhibit 10.30

                       AMENDMENT TO TERMS OF EMPLOYMENT

This Amendment to Terms of Employment (the "Amendment") is made and entered this day of October 2001, ("Amendment Effective Date") by and between NetRatings, Inc., a Delaware Corporation, ("Parent") and Kurt Abrahamson ("Executive").

WHEREAS, Executive and Jupiter Communications, Inc., a Delaware Corporation, previously entered into an employment agreement, dated September 19, 2000 ("Employment Agreement"), which is attached hereto as Exhibit "A";

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 25, 2001 by and among Parent, Sonoma Acquisition Corp., LLC. ("Acquisition Sub") and Jupiter Media Metrix, Inc. ("Target") (the "New Merger Agreement"), Parent will acquire Target by means of a merger of Acquisition Sub with and into the Target (the " New Merger") pursuant to which Target will be the surviving corporation and continue to operate as a wholly owned subsidiary of Parent;

WHEREAS, the Executive has served as Jade Group President of Target and the parties wish that he continue to serve as an officer of Parent following the closing of the New Merger;

WHEREAS, the parties acknowledge that Executive could resign his employment for Good Reason at this time based on the acts of Target and receive the severance benefits described in paragraph 8(b) of the Employment Agreement;

WHEREAS, Target wishes to assign and Parent wishes to assume the obligations of Target under the Employment Agreement subject to the following amendments and Executive wishes to continue employment with Parent under the same conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

   A. Position. Paragraph 1 of the Employment Agreement is hereby replaced with
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the following provision:

   "Upon the closing of the New Merger, the Executive will assume the position of Executive Vice President Research reporting directly to Parent CEO and performing duties commensurate with such position. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties, provided that the Executive may devote time and attention to personal financial matters and charitable activities."

   B. Compensation and Benefits. Paragraphs 3(a), 3(b) and 3(d) are hereby
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replaced with the following provisions:

   "(a) Salary. Commencing on the day following the closing of the New Merger, Parent agrees to pay the Executive a base salary at the annual rate of Two Hundred Ten Thousand Dollars ($210,000) payable in such installments as is the policy of Parent (the "Salary"), but no

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less frequently than monthly. Thereafter, the Board of Directors of Parent (the
"Board") shall determine appropriate increases to Executive's Salary but in no event shall diminish the amount of Executive's Salary below the initial annual rate, or below any increased rates unless all of the Executive's peers undergo comparable decreases.

   (b) Bonus. The Executive shall receive a guaranteed annual bonus of Twenty Five Percent (25%) of the annual Salary (pro rated for any partial calendar years worked by the Executive during the Term) and shall be eligible for an additional annual bonus of up to Twenty Percent (20%) of the Salary (pro rated for any partial calendar years worked by the Executive during the Term) based on his achievement of reasonable performance goals to be agreed upon by Parent and the Executive on or about the closing of the New Merger and at the commencement of each calendar year during the Term.

   (d) Stock Options. As of the day following the closing of the Merger, Parent shall grant the Executive a non-qualified stock option to purchase 150,000 of shares of Parent's Common Stock under Parent's Stock Option Plan (the "Plan") at an exercise price equal to the fair market value of that stock on the grant date (the "Option"). The Option shall vest at the rate of 25% on the first anniversary of the grant date and 1/48 of the shares subject to the Option shall vest each month thereafter, in each case as long as the Executive is employed by Parent on such vesting date. The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option.

   C. Not an Event of Good Reason. Executive agrees that entering into this
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Amendment does not, in and of itself, allow Executive to terminate the
Employment Agreement for "Good Reason" (as that term is defined in paragraph 8(c) of the Employment Agreement). In the event that, at any time after eight months from the Closing Date, Executive terminates his employment with Parent for any reason or that Parent terminates Executive's employment with Parent for any reason other than termination for Cause, Executive shall be entitled to receive the benefits described in section 8(b). The foregoing provision, however, shall not prohibit Executive from terminating his employment for Good Reason during the period prior to eight months following the Closing Date in the event that an action is taken by Parent which would allow Executive to terminate his employment for Good Reason under the terms of paragraph 8(b).

   D. Amendments. The parties hereby agree that this Amendment constitutes an
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effective amendment to the Employment Agreement and that all terms not amended herein shall continue in full force and effect and shall be binding on Executive and Parent. However, no further amendment or modification to the Employment Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

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   IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

                                          Kurt Abrahamson

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                                          NetRatings, Inc.

                                          By:
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                                          Name:
                                          Title: